EXHIBIT 99.2

Update to the
Notice to the Directors and Executive Officers of Regions Financial Corporation
In Connection with the Transfer of the
Recordkeeping Services for the
Regions 401(k) Plan, the Regions Supplemental 401(k) Plan, and
Cash Grants under the Regions Long Term Incentive Plan (the “Plans”)
from Mercer/Transamerica to MassMutual

This updated notice amends a previous notice provided to you regarding the blackout period associated with the change in recordkeeper for the Plans and the trading restrictions that apply as a result of such blackout period.

Due to the change in the recordkeeper for the Plans, participants and beneficiaries were subject to a blackout period, which was expected to end on Friday, January 13, 2017. The transition to the new recordkeeper, MassMutual, for the 401(k) Plan occurred more quickly than expected, and the blackout period ended on Tuesday, January 10, 2017. Participants and beneficiaries in the Plans now have access to their accounts, and they can direct and diversify their investments and request a loan or a distribution to the extent they could before the blackout period started.

Additional trading restrictions imposed by law apply to executive officers and directors when a 401(k) plan that holds employer stock is subject to a blackout period. Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”) and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), directors and executive officers of the Company are prohibited from purchasing, selling or otherwise acquiring or transferring any Regions Financial Corporation common stock (“Regions stock”) during a blackout period if the Regions stock was acquired in connection with his or her service or employment as a director or executive officer of the Company (the “Trading Prohibition”). The Trading Prohibition began at the same time as the blackout period for the Plans and applies until the end of such blackout period. Now that the blackout period has ended for the Plans, the Trading Prohibition has also ended.

If you have questions specific to the blackout dates, you should contact MassMutual at 1-800-701-8892 from 7:00 a.m. to 8:00 p.m. Central Time and reference 62273.

If you have any questions regarding this notice, you should contact Regions Benefit Assistance Center at 1-877-562-8383, Option 1.